Exhibit 10.37

Summary of Compensation For Named Executive Officers 2015*

In February 2015, the Compensation Committee of the Board of Directors established 2015 salary and target bonus applicable to our executive officers as follows:

Named Executive	2015 Base Salary($)	2015 Target Bonus($)
Charles M. Dauber	350,000	175,000
William C. Miller	200,000	100,000
Neal T. Hare	205,990	100,000
James J. Steffek	205,990	100,000
Andrew L. Puhala	205,990	60,000